EXHIBIT 99.1

Gevity Reports Third Quarter Earnings Results

BRADENTON, Fla., Nov. 5, 2007 (PRIME NEWSWIRE) -- Gevity (Nasdaq:GVHR), which serves as the full-service human resources department for small and mid-sized businesses, today reported third quarter earnings per diluted share of $0.10. These results include a $1.9 million severance related charge, or $0.05 per diluted share, arising from a previously announced streamlining of operations.

During the third quarter of 2007, Gevity's efforts to increase sales production were not sufficient to offset increased client attrition and reductions in work force of existing clients, both of which were exacerbated by a more challenging Florida economy. These factors led to a decrease in the company's number of client employees served from 141,000 at the end of the second quarter of 2007 to 135,500 at the end of the third quarter of 2007. Gevity ended its third quarter of 2006 with 138,300 client employees served.

"Although challenging economic factors impacted parts of our portfolio during the quarter, we have identified a number of areas where we can enhance our competitive position," commented Michael J. Lavington, Gevity's Chairman and Chief Executive Officer designate.

Gevity produced sales of 4,400 new client employees during the third quarter of 2007. This compares to sales of 5,100 client employees in the third quarter of 2006 and sales of 6,000 client employees in the second quarter of 2007.

"While sales levels were disappointing, we anticipate improvement under Jim Hardee's leadership. Moreover, we expect to create momentum with an intensified focus on strengthening and growing our core PEO offering," commented Mr. Lavington. "Additionally, we remain committed to developing a complementary income stream from the non co-employed market. We intend to further refine our Gevity Edge Select offering based on feedback from the initial stage of market testing."

Professional service fees for the third quarter of 2007 were $36.1 million compared to $42.1 million in the same period last year and $37.0 million in the second quarter of 2007. Annualized professional service fees per paid client employee, excluding the acquired HRAmerica portfolio, were $1,247 for the third quarter of 2007 compared to $1,316 in the third quarter of 2006 and $1,252 in the second quarter of 2007. Including the acquired HRAmerica portfolio, annualized professional service fees per paid client employee were $1,114 in the third quarter of 2007.

Earnings for the third quarter of 2007 were $0.10 per diluted share compared to $0.35 in the third quarter last year and $0.19 in the second quarter of 2007. Last year's third quarter number includes a $3.0 million reinsurance contract recovery, or $0.06 per diluted share. Gevity's current quarter earnings were largely driven by a continued trend of favorable workers' compensation claims development, as the company recognized a $4.1 million reduction in prior years' workers' compensation loss estimates. Earnings for the third quarter of 2007 underperformed the year earlier period due to a reduced level of professional service fees, a lower contribution from the current year's workers' compensation program, and the severance related charge. The change in earnings from the second quarter of 2007 to the third quarter of 2007 was primarily the result of a lower contribution from the company's workers' compensation program and the severance related charge.

2007 Outlook

Gevity indicated that preliminary figures for October show that the external environment continues to be a factor with respect to client terminations and the reduction in its existing clients' employees. As the company moves forward, it anticipates that the negative influences of the external environment will begin to be outweighed by improved sales production. In light of the client portfolio experiences through the end of October, Gevity now expects it will generate a 3% to 5% annual increase in employees served at the end of 2007, including the acquired HRAmerica portfolio. Given the sensitivity of the company's business model, Gevity anticipates that the reduced portfolio expectations will result in fourth quarter 2007 earnings per diluted share in the range of $0.06 to $0.10, excluding severance charges related to the prior Chief Executive Officer's departure.

Share Repurchase Program

Pursuant to its $75 million share repurchase program authorized by the Board in April 2007, Gevity repurchased 0.4 million shares at a total cost of $7.5 million during the third quarter of 2007. The company has $51.4 million remaining under its current authorization. For the full year, Gevity has repurchased 1.5 million shares at a total cost of $30.3 million. As of September 30, 2007, the company had 23.3 million shares outstanding.

"The Board and I agree that it is prudent to disengage from our active share repurchase program while my team and I develop and begin to implement our business plan," commented Mr. Lavington. "While we remain confident in our abilities to capitalize on growth opportunities, we believe shareholder value can be better enhanced by our investment in the business."

Third Quarter Earnings Call

Gevity will discuss its third quarter 2007 results during a live conference call today, November 5, 2007, at 10:30 a.m. Eastern Time. To participate in the call, dial (866) 617-6634 in the U.S. and Canada. Dial (706) 679-0889 internationally. Ask for the Gevity conference call and provide the following pass code: 18245818. Allow five to ten minutes before 10:30 a.m. Eastern Time to secure the line. Listen to a live webcast or replay of the call by visiting the Investor Relations section of gevity.com. Allow five to ten minutes before 10:30 a.m. Eastern Time to register (Minimum requirements to listen to broadcast: Windows Media Player software, downloadable free from Microsoft, and at least a 28.8 KBPS connection to the Internet).

About Gevity

Thousands of small and mid-sized businesses nationwide leverage the flexibility and scalability of Gevity's human resources (HR) solution to help them maximize the return on investment in their people. Essentially, Gevity serves as the full-service HR department for these businesses, providing each employee with support previously only available at much larger companies. Gevity delivers the Gevity Edge, a comprehensive solution comprised of innovative management and administration services, helping employers to streamline HR administration, optimize HR practices, and maximize people and performance. This solution enables both businesses and their employees to achieve their full potential, giving them an edge over competitors. Gevity's unique approach features Gevity OnSite, experienced HR Consultants based in local markets backed by nationwide resources and easy-to-use technology, including Gevity OnLine and Gevity OnCall. For more information, call 1.800.2GEVITY (1.800.243.8489) or visit gevity.com.

A copy of this press release can be found on the company's Web site at gevity.com.

Pursuant to the Private Securities Litigation Reform Act of 1995, the company is hereby providing cautionary statements to identify important factors that could cause the company's actual results to differ materially from forward-looking statements contained in, or implied by, this press release. Forward-looking statements are those that express expectations, beliefs, plans, objectives, assumptions or future events or performance that are not historical facts. They are often expressed through the use of words or phrases such as "will result," "are expected to," "anticipated," "plans," "intends," "will continue," "estimated," "projection," "preliminary," "forecast" and similar expressions. The results or events contemplated by forward-looking statements are affected by known and unknown risks that may cause the actual results of the company to differ materially from any future results expressed or implied by such forward-looking statements. Many of these risks are beyond the ability of the company to control or predict, such as risks relating to the following: to the company's guidance, including the challenges to achieving the company's growth strategy in general, gaining new client employees while passing on increased pricing, increasing professional service fees, resolving issues with the multi-carrier choice program, retaining clients through annual benefit enrollment, penetrating the middle market and opening new geographic offices, and its long-term performance standards, our dependence on technology services, the adequacy of our insurance-related loss reserves, the availability of insurance coverage for workers' compensation and medical benefits, damage due to hurricanes and other natural disasters, risks inherent in our acquisition strategy, our dependence on third party technology licenses, our dependence on key personnel, qualified service consultants and sales associates, fluctuations in our quarterly results and sustaining our growth, variability in health insurance claims, state unemployment tax rates and workers' compensation rates, liabilities resulting from our co-employment relationship with our clients, credit risks of our large clients, short termination provisions in our professional services agreements, financial related concerns at clients which result in fewer employees or a termination of the relationship, our geographic market concentration, collateral requirements of our insurance, regulatory compliance, Internet and related security risks, potential liabilities due to potentially being an "employer" due to ERISA and tax regulations and litigation, challenges to expansion due to varying state regulatory requirements, competition and risks relating to recovering insurance premiums paid to a Bermuda reinsurance company. These and other factors are described in the company's filings with the Securities and Exchange Commission, including under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which such statement is made and you should not place undue reliance on any forward-looking statement. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

                   GEVITY HR, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
        (in $000's, except share and per share data, unaudited)

                             For the Three             For the Nine
                              Months Ended             Months Ended
                              September 30,            September 30,
                         ---------------------   ---------------------
                           2007        2006        2007        2006
                         ---------   ---------   ---------   ---------

 Revenues                $ 146,508   $ 160,615   $ 458,031   $ 491,512
 Cost of services
  (exclusive of
  depreciation and
  amortization shown
  below)                   101,443     110,012     320,021     343,009
                         ---------   ---------   ---------   ---------

 Gross profit               45,065      50,603     138,010     148,503
                         ---------   ---------   ---------   ---------
 Operating expenses:
   Salaries, wages and
    commissions             21,566      20,956      64,495      61,331
   Other general and
    administrative          15,028      13,959      45,478      39,634
   Reinsurance
    contract (gain)
    loss                        --      (3,000)         --       1,650
   Depreciation and
    amortization             4,165       3,573      12,101      10,406
                         ---------   ---------   ---------   ---------
     Total operating
      expenses              40,759      35,488     122,074     113,021
                         ---------   ---------   ---------   ---------

 Operating income            4,306      15,115      15,936      35,482
 Interest income               375         361         791         797
 Interest expense           (1,164)       (137)     (2,160)       (563)
 Other income
  (expense), net                 3          --         (20)       (148)
                         ---------   ---------   ---------   ---------
 Income before
  income taxes               3,520      15,339      14,547      35,568
 Income tax provision        1,066       5,782       4,889      10,913
                         ---------   ---------   ---------   ---------
 Net income              $   2,454   $   9,557   $   9,658   $  24,655
                         =========   =========   =========   =========

 Net income per common
  share - diluted        $    0.10   $    0.35   $    0.40   $    0.91
                         =========   =========   =========   =========

 Weighted average
  common shares
  outstanding - diluted     23,769      26,968      24,450      27,100
                         =========   =========   =========   =========

                GEVITY HR, INC. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED BALANCE SHEETS
                     (in $000's, unaudited)

                                        September 30,     December 31,
                                             2007             2006
                                        -------------     ------------
                    ASSETS
 Current assets:
  Cash and cash equivalents                $  14,565        $  36,291
  Marketable securities - restricted           6,046            4,478
  Accounts receivable, net                   121,150          126,936
  Short-term workers' compensation
   receivable, net                            13,581           35,354
  Other current assets                        10,396           15,927
                                            --------         --------
    Total current assets                     165,738          218,986
  Property and equipment, net                 24,159           23,847
  Long-term marketable securities -
   restricted                                  3,887            3,747
  Long-term workers' compensation
   receivable, net                            95,848           85,872
  Intangible assets, net                      15,640           20,856
  Goodwill and other assets                   29,608           21,252
                                            --------         --------
   Total assets                            $ 334,880        $ 374,560
                                            ========         ========

  LIABILITIES AND SHAREHOLDERS' EQUITY

 Current liabilities:
  Accrued payroll and payroll taxes        $ 127,420        $ 163,410
  Accrued insurance premiums and health
   reserves                                   12,126           17,287
  Customer deposits and prepayments           24,113           11,893
  Deferred tax liability, net                 17,231           24,583
  Accounts payable and other accrued
   liabilities                                11,444           12,466
                                            --------         --------
    Total current liabilities                192,334          229,639
  Revolving credit facility                   20,467               --
  Other long-term liabilities                  4,722            2,869
                                            --------         --------
    Total liabilities                        217,523          232,508
  Total shareholders' equity                 117,357          142,052
                                            --------         --------
    Total liabilities and shareholders'
     equity                                $ 334,880        $ 374,560
                                            ========         ========

                      GEVITY HR, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (in $000's, unaudited)

                                                 For the Nine Months
                                                        Ended
                                                     September 30,
                                                 --------------------
                                                   2007        2006
                                                 --------    --------

 CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                       $9,658     $24,655
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation and amortization                 12,101      10,406
     Deferred tax (benefit) provision, net         (9,073)        841
     Stock-based compensation                       1,918       3,022
     Excess tax benefits from share-based
      arrangements                                   (313)     (4,199)
     Provision for bad debts                        1,262         381
     Other                                             23         187
     Changes in operating working capital          (5,881)      2,264
                                                 --------    --------
    Net cash provided by operating activities       9,695      37,557
                                                 --------    --------

 CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable securities and
   certificates of deposit                         (1,708)       (262)
  Maturity of certificates of deposit                  --          34
  Capital expenditures                             (5,156)    (13,410)
  Business acquisition                             (9,495)         --
                                                 --------    --------
    Net cash used in investing activities         (16,359)    (13,638)
                                                 --------    --------

 CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under revolving credit
   facility                                        20,467          --
  Proceeds from exercise of stock options             974       6,615
  Excess tax benefits from share-based
   arrangements                                       313       4,199
  Dividends paid                                   (6,526)     (6,591)
  Purchase of treasury stock                      (30,290)    (25,716)
                                                 --------    --------
    Net cash used in financing activities         (15,062)    (21,493)
                                                 --------    --------

 Net (decrease) increase in cash and cash
  equivalents                                     (21,726)      2,426
 Cash and cash equivalents - beginning of
  period                                           36,291      52,525
                                                 --------    --------
 Cash and cash equivalents - end of period        $14,565     $54,951
                                                 ========    ========

                   GEVITY HR, INC. AND SUBSIDIARIES
                           STATISTICAL DATA
                              (unaudited)

                           3rd Quarter    3rd Quarter    Percentage
                               2007          2006          Change
                             --------      --------      ----------
 Client employees
  at period end               135,469       138,338        -2.1%
 Clients at period
  end (1), (2)                  7,172         7,911        -9.3%
 Average number of
  client employees/clients
  at period end (1)             18.89         17.49         8.0%
 Average number of
  client employees paid
  by month (1), (3)           129,606       128,035         1.2%
 Annualized professional
  service fees per
  average number of
  client employees paid
  by month (1), (4), (5)     $  1,114      $  1,316       -15.3%
 Annualized total gross
  profit per average
  number of client
  employees paid
  by month (1), (4)          $  1,391      $  1,581       -12.0%
 Annualized operating
  income per average
  number of client
  employees paid by
  month (1), (4)             $    133      $    472       -71.8%

 (1) Statistics include the impact of the February 16, 2007
     acquisition of HRAmerica, Inc. Approximately 145 clients (as measured by Federal Employer Identification Number (FEIN)) with approximately 16,000 client employees were acquired.
 (2) Client accounts as measured by individual client FEIN.
 (3) The average number of client employees paid by month is calculated based upon the sum of the number of paid client employees at the end of each month divided by the number of months in the period.
 (4) Annualized statistical information is based upon actual quarter-to-date amounts which have been annualized (divided by 3 and multiplied by 12) and then divided by the average number of client employees paid by month.
 (5) The annualized professional service fees are based upon information from the following table (in thousands):

                                                  3rd Quarter
                                                2007       2006
                                              --------   --------
     Revenues:
       Professional service fees              $ 36,109   $ 42,131
       Employee health and welfare benefits     85,762     87,916
       Workers' compensation                    21,126     26,469
       State unemployment taxes and other        3,511      4,099
                                              --------   --------
       Total revenues                         $146,508   $160,615
                                              ========   ========

                   GEVITY HR, INC. AND SUBSIDIARIES
                           STATISTICAL DATA
                              (unaudited)

                                First Nine Months        Percentage
                               2007          2006          Change
                             --------      --------      ----------
 Client employees at
  period end (1)              135,469       138,338         -2.1%
 Clients at period
  end (1), (2)                  7,172         7,911         -9.3%
 Average number of client
  employees/clients at
  period end (1)                18.89         17.49          8.0%
 Average number of client
  employees paid by
  month (1), (3)              128,933       127,976          0.7%
 Annualized professional
  service fees per average
  number of client
  employees paid by
  month (1), (4), (5)        $  1,138      $  1,282        -11.2%
 Annualized total gross
  profit per average number
  of client employees paid
  by month (1), (4)          $  1,427      $  1,547         -7.8%
 Annualized operating
  income per average number
  of client employees
  paid by month (1), (4)     $    165      $    370        -55.4%

 (1) Statistics include the impact of the February 16, 2007
     acquisition of HRAmerica, Inc. Approximately 145 clients (as measured by Federal Employer Identification Number (FEIN)) with approximately 16,000 client employees were acquired.
 (2) Client accounts as measured by individual client FEIN.
 (3) The average number of client employees paid by month is calculated based upon the sum of the number of paid client employees at the end of each month divided by the number of months in the period.
 (4) Annualized statistical information is based upon actual year-to-date amounts which have been annualized (divided by 9 and multiplied by 12) and then divided by the average number of client employees paid by month.
 (5) The annualized professional service fees are based upon information from the following table (in thousands):

                                                First Nine Months
                                                2007         2006
                                              --------     --------
     Revenues:
       Professional service fees              $110,009     $123,051
       Employee health and welfare benefits    261,854      265,212
       Workers' compensation                    63,638       79,739
       State unemployment taxes and other       22,530       23,510
                                              --------     --------
       Total revenues                         $458,031     $491,512
                                              ========     ========

CONTACT:  Gevity
          Patrick C. Lee, Director, Investor
           and Media Relations
          1.800.2GEVITY (1.800.243.8489), x3301
          patrick.lee@gevity.com